SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3) *


                            Nooney Realty Trust, Inc.
________________________________________________________________________________
                                (Name of Issuer)


                          Common Stock, $1.00 par value
________________________________________________________________________________
                         (Title of Class of Securities)


                                    655379105
________________________________________________________________________________
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 655379105                   13G                     Page 2 of 15 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            PICO Holdings, Inc.


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            84,966 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            202,061 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            202,061 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

            Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            23.3%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC

CUSIP NO. 655379105                   13G                     Page 3 of 15 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Physicians Insurance Company of Ohio


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            84,966 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            202,061 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            202,061 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

            Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            23.3%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IC

CUSIP NO. 655379105                   13G                     Page 4 of 15 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sequoia Insurance Company


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            8,500 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            8,500 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            8,500 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.0%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IC

CUSIP NO. 655379105                   13G                     Page 5 of 15 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Summit Global Management, Inc.


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            None

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            117,095 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            117,095 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

            Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.5%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IA

CUSIP NO. 655379105                   13G                     Page 6 of 15 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            American Physicians Life Insurance Company


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            21,584 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            21,584 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            21,584 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            2.5%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IC

CUSIP NO. 655379105                   13G                     Page 7 of 15 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Physicians Investment Company


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            21,584 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            21,584 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            21,584 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            2.5%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC

Item 1(a).    Name of Issuer.

              Nooney Realty Trust, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices.

              7701 Forsyth Boulevard
              St. Louis, Missouri  63105

Item 2(a).    Name of Person Filing.

      (i)     Physicians Insurance Company of Ohio ("Physicians")

      (ii) Sequoia Insurance Company ("Sequoia") which is a wholly-owned sub-sidiary of Physicians.

      (iii) American Physicians Life Insurance Company ("APL") which is an indirect wholly-owned subsidiary of Physicians.

      Each of Physicians,  Sequoia and APL is an insurance company as defined in
      Section 3(a)(19) of the Securities Exchange Act of 1934 (the "Act").

      (iv) PICO Holdings, Inc. ("Holdings") which is an insurance holding company and the direct parent of Physicians.

      (v) Summit Global Management, Inc. ("Summit") which is a wholly-owned subsidiary of Physicians. Summit is an investment adviser regis-tered under Section 203 of the Investment Advisers Act of 1940.

      (vi) Physicians Investment Company ("PIC") which is a wholly-owned subsidiary of Physicians and the parent of APL. PIC was formed for the purpose of holding the shares of APL and conducts no other business.

Item 2(b).    Address of Principal Business Office or, if none,
              Residence of Person Filing.

      (i)     Physicians, APL and PIC:
                 13515 Yarmouth Drive, N.W.
                 Pickerington, Ohio 43147

      (ii)    Sequoia:
                 4473 Willow Road
                 Suite 105
                 Pleasanton, CA 94588

      (iii)   Holdings and Summit:
                 875 Prospect Street
                 Suite 301
                 La Jolla, California 92037

Item 2(c).    Citizenship of Person Filing.

      (i)     Physicians, APL, PIC and Summit:  Ohio

      (ii)    Sequoia and Holdings:  California

Item 2(d).    Title of Class of Securities.

              Common Stock, $1.00 par value

Item 2(e).    CUSIP Number.

              655379105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)     [ ]   Broker or Dealer registered under Section 15 of the Act

      (b)     [ ]   Bank as defined in Section 3(a)(6) of the Act

      (c)     [X]   Insurance  Company as defined in  Section  3(a)(19)  of  the
                    Act -- for each of Physicians, Sequoia and APL

      (d)     [ ]   Investment Company registered under Section 8 of the Invest-
                    ment Company Act

      (e)     [X]   Investment Adviser  registered  under  Section  203  of  the
                    Investment  Advisers Act of 1940 -- for Summit

      (f)     [ ]   Employee Benefit Plan, Pension Fund which is subject to  the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see ss.240.13d-1(b)(l)(ii)(F)

      (g)     [X]   Parent Holding Company, in accordance  with  ss.240.13d-1(b)
                    (ii)(G) -- for each of Holdings and PIC

      (h)     [X]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)  --  for
                    Physicians, Sequoia, Holdings, APL, PIC and Summit together

Item 4.       Ownership.

      (a)     Amount Beneficially Owned:

              Holdings:           202,061 shares (1)(2)(3)
              Physicians:         202,061 shares (1)(2)(3)
              Sequoia:              8,500 shares (1)
              APL:                 21,584 shares (2)
              PIC:                 21,584 shares (2)
              Summit:             117,095 shares (3)

                    _____________

                    (1) Includes 8,500 shares owned of record and beneficially by Sequoia.

                    (2) Includes 21,584 shares owned of record and beneficially by APL.

                    (3) Includes 117,095 shares owned by advisory clients of Summit. Summit has sole dispositive power but no voting power with respect to such shares.

      (b)     Percent of Class:

              Holdings:          23.3% (1)
              Physicians:        23.3% (1)
              Sequoia:            1.0% (1)
              APL:                2.5% (1)
              PIC:                2.5% (1)
              Summit:            13.5% (1)

                    _____________

                    (1) The percent of class is based upon 866,624 shares outstanding as of December 31, 1996.

      (c)     Number of shares as to which person filing has:

              (i) Sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of (unless otherwise noted):

                  Holdings:            202,061 shares (1)(2)(3)
                  Physicians:          202,061 shares (1)(2)(3)
                  Sequoia:               8,500 shares (1)
                  APL:                  21,584 shares (2)
                  PIC:                  21,584 shares (2)
                  Summit:              117,095 shares (3)

                    _____________

                    (1) Includes 8,500 shares owned of record and beneficially by Sequoia.

                    (2) Includes 21,584 shares owned of record and beneficially by APL.

                    (3) Includes 117,095 shares owned by advisory clients of Summit. Summit has sole dispositive power but no voting power with respect to such shares.

              (ii)  Shared power to vote or to direct the vote:

                    Holdings:             0 shares
                    Physicians:           0 shares
                    Sequoia:              0 shares
                    APL:                  0 shares
                    PIC:                  0 shares
                    Summit:               0 shares

            (iii)   Shared power to dispose or to direct the disposition of:

                    Holdings:             0 shares
                    Physicians:           0 shares
                    Sequoia:              0 shares
                    APL:                  0 shares
                    PIC:                  0 shares
                    Summit:               0 shares

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following: [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another
              Person.

              See Items 2(a) and 4.

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on By the Parent Holding Company.

              See Items 2(a) and 3(g) above. Please also see Exhibit 1.

Item 8.       Identification and Classification of Members of the Group

              See Item 3(h) above. Please also see Exhibit 1.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certification.

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  As of March 19, 1997           PHYSICIANS INSURANCE COMPANY OF OHIO


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary


Dated:  As of March 19, 1997           SEQUOIA INSURANCE COMPANY



                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary


Dated:  As of March 19, 1997           PICO HOLDINGS, INC.


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General
                                               Counsel and Secretary


Dated:  As of March 19, 1997           SUMMIT GLOBAL MANAGEMENT, INC.



                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary


Dated:  As of March 19, 1997           AMERICAN PHYSICIANS LIFE INSURANCE
                                       COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary


Dated:  As of March 19, 1997           PHYSICIANS INVESTMENT COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary

                                                                       EXHIBIT 1


                                MEMBERS OF GROUP


Name of Corporation                                   Classification
______________________                                __________________


PICO Holdings, Inc.                                   Parent Holding company

Physicians Insurance Company of Ohio                  Insurance Company

Sequoia Insurance Company                             Insurance Company

American Physicians Life Insurance Company            Insurance Company

Physicians Investment Company                         Parent Holding Company

Summit Global Management, Inc.                        Investment Adviser




For a copy of the Joint Filing Agreement, please see Exhibit 2.

                                                                       EXHIBIT 2


                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the persons named below hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any amendments thereto) with respect to the shares of Common Stock of Nooney Realty Trust, Inc. beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 19th day of March, 1997.

                                       PICO HOLDINGS, INC.


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General
                                               Counsel and Secretary


                                       PHYSICIANS INSURANCE COMPANY OF OHIO


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary


                            SEQUOIA INSURANCE COMPANY



                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary


                       AMERICAN PHYSICIANS LIFE INSURANCE
                                       COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary


                          PHYSICIANS INVESTMENT COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary


                         SUMMIT GLOBAL MANAGEMENT, INC.



                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary